Calculation of Filing Fee Tables
S-8
Hemab Therapeutics Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share	Other	4,291,100	$ 31.78	$ 136,371,158.00	0.0001381	$ 18,832.86
2	Equity	Common Stock, $0.0001 par value per share	Other	306,900	$ 18.00	$ 5,524,200.00	0.0001381	$ 762.90
3	Equity	Common Stock, $0.0001 par value per share	Other	4,362,116	$ 5.84	$ 25,474,757.44	0.0001381	$ 3,518.07
Total Offering Amounts:						$ 167,370,115.44		$ 23,113.83
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 23,113.83
Offering Note
[1]	(A) In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. (B) Consists of (i) 3,873,100 shares issuable under the registrant's 2026 Equity Incentive Plan (the "2026 Plan") and (ii) 418,000 shares issuable under the registrant's 2026 Employee Stock Purchase Plan. (C) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share is based on $31.78 per share, which is the average of the high and low sales prices of the registrant's common stock as reported on the Nasdaq Global Select Market on May 1, 2026.

[2]	(A) See Note 1(A). (B) Consists of 306,900 shares issuable upon the exercise of stock options to acquire common stock granted under the 2026 Plan (the "Outstanding Options"). (C) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share is based on $18.00 per share, which is the exercise price of the Outstanding Options.

[3]	(A) See Note 1(A). (B) Consists of 4,362,116 shares issuable upon the exercise of warrants to acquire common stock that were outstanding immediately prior to the effectiveness of the registrant's Registration Statement on Form S-1 (File No. 333-294989), as amended (the "Outstanding Warrants"). (C) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share is based on $5.84 per share, which is the weighted average exercise price of the Outstanding Warrants.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources